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                                                                    EXHIBIT 12.1

                             BELL MICROPRODUCTS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (unaudited, thousands of dollars)

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
                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,                YEAR ENDED DECEMBER 31,
                                                     ------------------   ----------------------------------------------
                                                     2004         2004*    2003      2002      2001       2000      1999
                                                     ----         -----    ----      ----      ----       ----      ----
Earnings:
Net income / (loss)                                   5,537      5,811    (4,474)   (7,054)   (22,107)    17,237    7,038
Add:
    (Income) / loss from discontinued operations          0          0         0         0          0          0    1,892
    Income tax (benefit) provision                    4,177      4,177      (669)   (2,612)   (12,251)    12,480    6,581
    Interest expensed and capitalized                12,161     11,681    16,143    16,910     20,362     14,495    5,766
    Amortized premiums, discounts and
      capitalized expenses related to indebtedness        0          0         0         0          0          0        0
    Estimated interest within rental expense          1,813      1,813     2,781     2,890      2,457      1,573      932
    Preference security dividend requirements             0          0         0         0          0          0        0
    Amortization of capitalized interest                  0          0         0         0          0          0        0
Subtract:
    Capitalized interest                                  0          0         0         0          0          0        0
    Preference security dividend requirements             0          0         0         0          0          0        0
Earnings as adjusted                                 23,688     23,482    13,781    10,134    (11,539)    45,785    2,209



Fixed charges:
    Interest expensed                                12,161     11,681    16,143    16,910     20,362     14,495    5,766
    Capitalized interest                                  0          0         0         0          0          0        0
    Amortized premiums, discounts and
      capitalized expenses related to indebtedness        0          0         0         0          0          0        0
    Estimated interest within rental expense          1,813      1,813     2,781     2,890      2,457      1,573      932
    Preference security dividend requirements             0          0         0         0          0          0        0
Total fixed charges                                  13,974     13,494    18,924    19,800     22,819     16,068    6,698


Ratio of earnings to fixed charges                     1.70       1.74         -         -          -       2.85     3.32

Ratio of earnings to total fixed charges and
  preferred stock dividends                               -          -         -         -          -       2.85     3.32

Earnings insufficient to cover fixed charges by           -          -     5,143     9,666     34,358          -        -


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*        The information presented in this column is pro forma information assuming the issuance of $110,000,000 of our Series 3 3/4% convertible subordinated notes due 2024 occurred effective January 1, 2004.